QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Myriad Genetics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

MYRIAD GENETICS, INC.

October 13, 2004

Dear Stockholder,

        You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Myriad Genetics, Inc. to be held at 9:00 a.m., MST, on Thursday, November 11, 2004, at the offices of Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108. The attached notice of annual meeting and proxy statement describe the business we will conduct at the Annual Meeting and provide information about Myriad Genetics, Inc. that you should consider when you vote your shares.

        At the Annual Meeting, three persons will be elected to the Board of Directors. We will seek stockholder approval of an increase in the aggregate number of shares for which stock options may be granted under our 2003 Employee, Director and Consultant Stock Option Plan. We will also seek stockholder approval of an increase in the aggregate number of shares available to be issued pursuant to our Employee Stock Purchase Plan. In addition, we will ask stockholders to ratify the selection of KPMG LLP as our independent public accountants. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

        We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, when you have finished reading the proxy statement, you are urged to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

Sincerely, Peter D. Meldrum President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.
PLEASE RETURN YOUR PROXY CARD PROMPTLY.

MYRIAD GENETICS, INC.

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

TIME:	9:00 a.m. MST
DATE:	Thursday, November 11, 2004
PLACE:	The offices of Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108

PURPOSES:

1.
To elect three members to the Board of Directors to serve 3-year terms expiring in 2007.

2.
To approve a proposed amendment to our 2003 Employee, Director and Consultant Stock Option Plan to increase the number of shares of our common stock available for issuance under this plan.

3.
To approve a proposed amendment to our Employee Stock Purchase Plan to increase the number of shares of our common stock available for issuance under this plan.

4.
To ratify the selection of KPMG LLP as our independent public accountants for the fiscal year ending June 30, 2005.

5.
To consider any other business that is properly presented at the Annual Meeting and any adjournments thereof.

WHO MAY VOTE:

        You may vote if you were the record owner of Myriad Genetics, Inc. common stock at the close of business on September 24, 2004.

        All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Richard M. Marsh Secretary
October 13, 2004

MYRIAD GENETICS, INC.
320 WAKARA WAY
SALT LAKE CITY, UTAH 84108
(801) 584-3600

PROXY STATEMENT FOR THE MYRIAD GENETICS, INC.
2004 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

        We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Myriad Genetics, Inc., is soliciting your proxy to vote at the 2004 annual meeting of stockholders to be held at our offices, 320 Wakara Way, Salt Lake City, Utah 84108, on Thursday, November 11, 2004, at 9:00 a.m., MST, and any adjournments of the meeting. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares. Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card.

        On October 13, 2004 we began sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card to all stockholders entitled to vote at the meeting. Only stockholders who owned our common stock at the close of business on September 24, 2004 are entitled to vote at the annual meeting. On this record date, there were 30,662,206 shares of our common stock outstanding. We are also sending along with this proxy statement, our Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended June 30, 2004.

How Do I Vote by Proxy?

        Whether you plan to attend the annual meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the annual meeting and vote.

        If you properly fill in your proxy card and send it to us in time, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors.

How Does the Board of Directors Recommend That I Vote on the Proposals?

        The Board of Directors recommends that you vote as follows:

  •
  "FOR" the election of the three nominees for director;

  •
  "FOR" the amendment to our 2003 Employee, Director and Consultant Stock Option Plan to increase the number of shares of our common stock available for issuance under this plan;

  •
  "FOR" the amendment to our Employee Stock Purchase Plan to increase the number of shares of our common stock available for issuance under this plan; and

  •
  "FOR" ratification of the selection of KPMG LLP as independent auditors for our fiscal year ending June 30, 2005.

        If any other matter is presented, your proxyholder will vote your shares in accordance with his best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

        If you give us your proxy, you may revoke it at any time before the vote is taken at the Annual Meeting. You may revoke your proxy in any one of the following ways:

  •
  You may send in another proxy with a later date;

  •
  You may notify our Secretary in writing before the annual meeting that you have revoked your proxy; or

  •
  You may vote in person at the annual meeting.

How Do I Vote in Person?

        If you plan to attend the annual meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on September 24, 2004, the record date for voting.

What Vote is Required to Approve Each Proposal?

Proposal 1: Elect Directors	The three nominees for director who receive the most votes (also known as a "plurality" of the votes) will be elected.
Proposal 2: Approve Amendment To Increase the Shares Available Under Our 2003 Employee, Director And Consultant Stock Option Plan	The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to approve the amendment to our stock option plan.
Proposal 3: Approve Amendment To Increase the Shares Available Under Our Employee Stock Purchase Plan	The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to approve the amendment to our employee stock purchase plan.
Proposal 4: Ratify Selection of Auditors	The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to ratify the selection of independent auditors.

How are Votes Counted?

        You may vote either "FOR" each director nominee or withhold your vote from any one or more of the nominees. You may vote "FOR" or "Against" or "Abstain" from voting on proposals 2, 3, and 4.

  •
  Broker Non-Votes: If your broker holds your shares in its name, the broker will be entitled to vote your shares on proposals 1 and 4 even if it does not receive instructions from you, but will not be able to vote your shares on proposals 2 and 3 unless it receives instructions from you. If your broker cannot vote your shares on a particular matter because it does not have instructions from you or discretionary voting authority on that matter or does not exercise its discretionary voting authority, this is referred to as a "broker non-vote." Broker non-votes are not treated as shares voted affirmatively or negatively, so they will have no effect on the votes on proposals 2, 3 and 4.

  •
  Withholdings: Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote.

  •
  Abstentions: Because abstentions are not treated as shares voted affirmatively or negatively, abstentions will have no effect on the outcome of the vote on proposals 2, 3 and 4.

Who Will Bear the Costs of Soliciting these Proxies?

        We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

How Many Shares Must be Present in Order to Hold the Annual Meeting?

        The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of September 24, 2004 is necessary to constitute a quorum at the meeting. If a quorum is not represented at the meeting, the meeting cannot take place. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of September 1, 2004 concerning the beneficial ownership of our common stock by each stockholder that we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock, each current member of the Board of Directors, each executive officer named in the Summary Compensation Table on page 14 hereof, and all current directors and current executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

	Shares Beneficially Owned(1)
Name and Address**
	Number	Percent
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, Maryland 21202	3,397,000	11.1%
Royce & Associates, LLC(3) 1414 Avenue of the Americas New York, New York 10019	3,098,000	10.1%
Wellington Management Company, LLP(4) 75 State Street Boston, MA 02109	2,198,500	7.2%
Platinum Asset Management Limited, as trustee for the Platinum Asset Management Trust(5) Level 4, 55 Harrington Street Sidney 2000, Australia	1,570,398	5.1%
Mark H. Skolnick, Ph.D.(6)	903,789	2.9%
Peter D. Meldrum(7)	485,808	1.6%
Adrian N. Hobden Ph.D.(8)	373,693	1.2%
Gregory C. Critchfield M.D.(9)	264,775	*
Jay M. Moyes(10)	225,035	*
Walter Gilbert, Ph.D.(11)	135,940	*
Arthur H. Hayes, Jr., M.D.(12)	100,000	*
Dale A. Stringfellow, Ph.D.(12)	60,742	*
Linda S. Wilson, Ph.D.(13)	42,500	*
Robert S. Attiyeh	3,000	*
John T. Henderson, M.D.	2,000	*
Dennis H. Langer, M.D., J.D.	0	*
All current executive officers and directors as a group (16 persons) (14)	2,871,475	8.8%

*
Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

**
Addresses are given for beneficial owners of more than 5% of the outstanding common stock only.

(1)
The number of shares of common stock issued and outstanding on September 1, 2004 was 30,653,814 shares. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding at September 1, 2004, plus shares of common stock subject to options and warrants held by such person at September 1, 2004 and exercisable within 60 days thereafter for the purpose of computing the percentage ownership of such beneficial owner, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. Attached to each share of common stock is a Preferred Share Purchase Right to acquire one one-hundredth of a share of our Series A Junior Participating Preferred Stock, par value $.01 per share, which Preferred Share Purchase Rights are not presently exercisable.

(2)
This information is based solely on a Schedule 13G filed on July 9, 2004 with the Securities and Exchange Commission. T. Rowe Price Associates, Inc. has sole voting authority over 482,400 of the shares and sole authority to dispose of all of the shares.

(3)
This information is based solely on a Form 13F filed on August 4, 2004 with the Securities and Exchange Commission. Royce & Associates, LLC has sole investment discretion and voting authority over all of the shares.

(4)
This information is based solely on a Form 13F filed on August 26, 2004 with the Securities and Exchange Commission. Wellington Management Company, LLP has sole investment discretion over 1,929,800 shares, shared investment discretion over 268,700 shares, sole voting authority over 1,686,200 shares, shared voting authority over 268,700 shares and no voting authority over 243,600 shares.

(5)
This information is based solely on a Schedule 13G filed on August 27, 2004 with the Securities and Exchange Commission. Platinum Asset Management Limited, as trustee for the Platinum Asset Management Trust has sole voting authority over and sole authority to dispose of all of the shares.

(6)
Includes shares held directly by Dr. Skolnick and his wife and shares held by a family limited partnership of which Dr. Skolnick is a general partner. Also includes 358,000 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2004.

(7)
Includes 206,887 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2004.

(8)
Includes 330,205 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2004.

(9)
Includes 222,528 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2004.

(10)
Includes shares held directly by Mr. Moyes and his children. Also includes 215,499 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2004.

(11)
Includes 22,970 shares of common stock owned by Dr. Gilbert's wife, as to which Dr. Gilbert disclaims beneficial ownership. Also includes 100,000 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2004.

(12)
Consists solely of shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2004.

(13)
Includes 41,400 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2004.

(14)
See Notes 6-13 above. Also includes 267,676 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2004 held by other executive officers.

MANAGEMENT

Board of Directors

        Our Restated Certificate of Incorporation, as amended, and Restated By-Laws provide for our business to be managed by or under the direction of the Board of Directors. Under our Restated Certificate of Incorporation, as amended, and Restated By-Laws, the number of directors is fixed from time to time by the Board of Directors. The Board of Directors currently consists of nine members, classified into three classes as follows: Peter D. Meldrum, Mark H. Skolnick, Ph.D., and Linda S. Wilson, Ph.D. constitute a class with a term which expires at the upcoming Meeting (the "Class II directors"); Walter Gilbert, Ph.D., Arthur H. Hayes, Jr., M.D., and Dennis H. Langer, M.D., J.D. constitute a class with a term ending in 2005 (the "Class III directors"); and Robert S. Attiyeh, John T. Henderson, M.D., and Dale A. Stringfellow, Ph.D. constitute a class with a term ending in 2006 (the "Class I directors"). Mr. Attiyeh was elected as a director by the Board of Directors effective December 2003. Each of Dr. Langer and Dr. Henderson was elected as a director by the Board of Directors effective May 2004. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

        The Board of Directors has voted to nominate Mr. Meldrum, Dr. Skolnick and Dr. Wilson for election at the Meeting for a term of three years, to serve until the 2007 annual meeting of stockholders, and until their respective successors have been elected and qualified.

        Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, the offices held at Myriad, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which they hold directorships.

Name	Age	Position with Myriad
Dale A. Stringfellow, Ph.D.	60	Chairman of the Board of Directors
Walter Gilbert, Ph.D.	72	Vice Chairman of the Board of Directors
Peter D. Meldrum	57	President, Chief Executive Officer, Director
Mark H. Skolnick, Ph.D.	58	Chief Scientific Officer, Director
Robert S. Attiyeh	70	Director
Arthur H. Hayes, Jr., M.D.	71	Director
John T. Henderson, M.D.	60	Director
Dennis H. Langer, M.D., J.D.	53	Director
Linda S. Wilson, Ph.D.	67	Director

        Dale A. Stringfellow, Ph.D., has been a Director of Myriad since December 1991 and Chairman of the Board of Directors since November 2004. Dr. Stringfellow served as President and CEO of Berlex Laboratories, a wholly owned subsidiary of Schering AG, from December 2000 until April 2003. Prior to that he was President of Berlex BioSciences commencing in June 1995 and President, CEO and a Director of Celtrix Pharmaceuticals from July 1990 until April 1995. In addition, Dr. Stringfellow has held other positions, including Vice President and Senior Director of Preclinical Cancer Research at Bristol-Myers Squibb Co.; Research Head, Cancer Virology and Cellular Biology Research at Upjohn Company; and Vice President, Research and Development at Collagen Corporation.

        Walter Gilbert, Ph.D., Vice Chairman of the Board of Directors, joined Myriad as a founding scientist and Director in March 1992. Dr. Gilbert won the Nobel Prize in Chemistry in 1980 for his contributions to the development of DNA sequencing technology. He was a founder of Biogen, Inc. and its Chairman of the Board and Chief Executive Officer from 1981 to 1985. He has held professorships at Harvard University in the Departments of Physics, Biophysics, Biology, Biochemistry and Molecular Biology, and Molecular and Cellular Biology. Dr. Gilbert currently is a Carl M. Loeb University Research Professor emeritus at Harvard University and serves on the Board of Directors of

Transkaryotic Therapies, Inc., Memory Pharmaceuticals, Corp., and as a General Partner of BioVentures Investors II Investment Fund.

        Peter D. Meldrum has been a Director of Myriad since its inception in May 1991 and has been our President and Chief Executive Officer since November 1991. Prior to joining us he was President and Chief Executive Officer of Founders Fund, Inc., a venture capital group specializing in the biotechnology industry. He received a honorary Doctorate in Science from Westminster College, an M.B.A. from the University of Utah in 1974 and a B.S. in Chemical Engineering from the University of Utah in 1970.

        Mark H. Skolnick, Ph.D., a scientific founder of Myriad, has been a Director since our inception in 1991 and has served as Chief Scientific Officer since 1997. Dr. Skolnick was also our Executive Vice President of Research and Development from our inception in 1991 through July 2000. Dr. Skolnick and several colleagues were the first to conceive of using restriction fragment length polymorphism technology as genetic markers, a breakthrough that underpins the Human Genome Project. He received his Ph.D. in Genetics from Stanford University in 1975, and a B.A. in Economics from the University of California at Berkeley in 1968.

        Robert S. Attiyeh joined Myriad as a Director in December 2003. Mr. Attiyeh has been a manager of Beacon Hill Properties, LLC, a real estate investment firm, from 1998 to the present. Mr. Attiyeh served Amgen as its Chief Financial Officer and Senior Vice President, Finance and Corporate Development from 1994 to 1998. Prior to joining Amgen, he was a director of McKinsey and Company, a management-consulting firm, from 1967 to 1994. He served as a Director of the Federal Reserve Board of San Francisco from 1987 through 1992, and Chairman of the Federal Reserve Board's Audit Review Committee from 1988 through 1992. He received his MBA from Harvard University in 1961 and his bachelor's degree in electrical engineering from Cornell University. Mr. Attiyeh currently serves on the Board of Directors of International Rectifier Corporation.

        Arthur H. Hayes, Jr., M.D., a Director of Myriad since November 1992, served as Commissioner of the U.S. Food and Drug Administration from 1981 to 1983. Since 1991 he has served as the President and COO of Mediscience Associates. From 1986 to 1991, Dr. Hayes served as the President and CEO of EM Pharmaceuticals, Inc., the United States affiliate of E. Merck of Darmstadt, Germany. He also served as Provost and Dean of New York Medical College from 1983 to 1986. Dr. Hayes serves on the Board of Directors of Tapestry Pharmaceuticals, Inc. and Celgene Corporation. He also serves on the Board of Directors of the Macy Foundation and is the Chairman of the Council on Family Health.

        John T. Henderson, M.D. has been a Director of Myriad since May 2004. Since December 2000, Dr. Henderson has served as a consultant to the pharmaceutical industry as president of Futurepharm LLC. Until his retirement in December 2000, Dr. Henderson was with Pfizer for over 25 years, most recently as a Vice President in the Pfizer Pharmaceuticals Group. Dr. Henderson previously held Vice Presidential level positions with Pfizer in Research and Development in Europe and later in Japan. He was also Vice President, Medical for Europe, U.S. and International Pharmaceuticals group. Dr. Henderson earned his bachelor's and medical degree from the University of Edinburgh and is a Fellow of the Royal College of Physicians (Ed.). Dr. Henderson serves on the Board of Directors of Inveresk Research Group, Inc.

        Dennis Langer, M.D., J.D., has been a Director of Myriad since May 2004. Since January 2004 to the present, Dr. Langer has served as President, North America for Dr. Reddy's Laboratories, Inc. From September 1994 until January 2004, Dr. Langer served as a Senior Vice President in Research and Development at GlaxoSmithKline and has a broad base of experience in innovative R&D companies such as Eli Lilly, Abbott and GD Searle. He is also a Clinical Professor at the Department of Psychiatry, Georgetown University School of Medicine. Dr. Langer has earned a J.D. (cum laude) from Harvard Law School, an M.D. from Georgetown University School of Medicine, and a B.A. in

Biology from Columbia University. Dr. Langer currently serves on the Board of Directors for Transkaryotic Therapies, Inc.

        Linda S. Wilson, Ph.D., a Director of Myriad since October 1999, served as President of Radcliffe College, Cambridge, MA from 1989 to 1999. Dr. Wilson has also served as Vice President for Research, University of Michigan, and as Associate Vice Chancellor for Research and Associate Dean of the Graduate College, University of Illinois. Dr. Wilson is a member of the Institute of Medicine of the National Academy of Sciences. She served seven years as a Trustee and three years as an Honorary Trustee of the Massachusetts General Hospital. She served on the Boards of Directors for INACOM, Inc. and ICANN (the Internet Corporation for assigned Names and Numbers) until June 2003. She is also a Trustee of Tulane University, a member of the Board of Visitors of the University of Wisconsin College of Letters and Science and a member of the Dean's Council of Newcomb College. Dr. Wilson received her Ph.D. in Chemistry from the University of Wisconsin and her B.A. from Newcomb College, Tulane University.

Director Independence

        Our Board has determined that the following members of the Board qualify as "independent directors" under the definition promulgated by the Nasdaq Stock Market: Mr. Attiyeh, Dr. Gilbert, Dr. Hayes, Dr. Henderson, Dr. Langer, Dr. Stringfellow, and Dr. Wilson.

Committees of the Board of Directors and Meetings

        Meeting Attendance.    During the fiscal year ended June 30, 2004 ("Fiscal 2004") there were four meetings of the Board of Directors, and the various committees of the Board of Directors met a total of 14 times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during Fiscal 2004, except for Dr. Hayes who had scheduling conflicts during two of the Board meetings and four of the 11 meetings of committees on which he served. The Board has adopted a policy under which each member of the Board is encouraged to attend annual meetings of our stockholders. At the time of our 2003 annual meeting of stockholders we had six board members, five of whom attended the 2003 meeting.

        Audit Committee.    The Audit Committee, which met four times in Fiscal 2004, currently has three members, Mr. Attiyeh (Chairman), Dr. Gilbert and Dr. Stringfellow. Dr. Hayes and Dr. Wilson also served on the audit committee during Fiscal 2004. Mr. Attiyeh was appointed to the audit committee in December 2003. The Audit Committee has the authority to retain and terminate the services of our independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by the Nasdaq Stock Market, as such standards apply specifically to members of audit committees. In addition, the Board has determined that Mr. Attiyeh is an "audit committee financial expert," as the Securities and Exchange Commission has defined that term in Item 401 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this Proxy Statement.

        Compensation Committee.    The Compensation Committee, which met three times during Fiscal 2004, currently has three members, Dr. Gilbert (Chairman), Dr. Langer and Dr. Stringfellow, each of whom are "independent directors" under the definition promulgated by the Nasdaq Stock Market, "non-employee directors" within the meaning of the rules of Section 16 of the Securities Exchange Act of 1934 and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Dr. Langer was appointed to the Compensation Committee in September 2004. The Compensation Committee administers our stock plans and reviews, approves and makes recommendations on our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. The Compensation Committee also is responsible for the determination of the compensation of our Chief Executive Officer, and shall conduct its decision making process with respect to that issue without the Chief Executive Officer present. Please also see the report of the Compensation Committee set forth elsewhere in this Proxy Statement.

        Nominating and Governance Committee.    The Nominating and Governance Committee, which currently has three members, Dr. Wilson (Chairman), Dr. Hayes and Dr. Henderson, met seven times during Fiscal 2004. Dr. Henderson was appointed to the Nominating and Governance Committee in September 2004. All members of the Nominating and Governance Committee qualify as independent under the definition promulgated by the Nasdaq Stock Market. The Nominating and Governance Committee assists the Board of Directors by identifying qualified candidates for director, leads the Board in its annual review of the Board's performance, recommends nominations for each Board Committee, and develops and recommends to the Board corporate governance guidelines applicable to Myriad.

        The Nominating and Governance Committee will consider recommendations for the nominations of directors submitted by stockholders, provided such recommendations are made in accordance with the procedures described in this proxy statement. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. For each annual meeting, the Nominating and Governance Committee will consider only one recommended nominee from any stockholder or group of affiliated stockholders, and such recommending stockholder or group must have held at least 5% of our common stock for at least one year. All stockholder recommendations for proposed director nominees must be in writing to the Nominating and Governance Committee, care of Myriad's Secretary at 320 Wakara Way, Salt Lake City, Utah 84108, and must be received no later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year's annual meeting. The recommendation must be accompanied by the following information concerning the recommending stockholder:

  •
  name, address and telephone number of the recommending stockholder;

  •
  the number of shares of our common stock owned by the recommending stockholder and the time period for which such shares have been held;

  •
  if the recommending stockholder is not a stockholder of record, a statement from the record holder verifying the holdings of the recommending stockholder and a statement from the recommending stockholder of the length of time such shares have been held (alternatively the recommending stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission, together with a statement of the length of time that the shares have been held); and

  •
  a statement from the recommending stockholder as to a good faith intention to continue to hold such shares through the date of the next annual meeting.

        The recommendation must also be accompanied by the following information concerning the proposed nominee:

  •
  the information required by Items 401, 403 and 404 of Regulation S-K under the Securities Act of 1933, as amended;

  •
  a description of all relationships between the proposed nominee and the recommending stockholder, including any agreements or understandings regarding the nomination;

  •
  a description of all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding Myriad; and

  •
  the contact information of the proposed nominee.

        The recommending stockholder must also furnish a statement supporting a view that the proposed nominee possesses the minimum qualifications as set forth below for director nominees and describing the contributions that the proposed nominee would be expected to make to the board and to the governance of Myriad and must state whether, in its view, the proposed nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Myriad. The recommendation must also be accompanied by the written consent of the proposed nominee (i) to be considered by the Nominating and Governance Committee and interviewed and (ii) if nominated and elected, to serve as a director.

        The Nominating and Governance Committee may also consider candidates from other sources such as other directors or officers, third party search firms or other appropriate parties. During our fiscal year ended June 30, 2004, we retained a third party search firm to assist in identifying potential nominees.

        For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, including the following threshold criteria:

  •
  candidates should possess the highest personal and professional standards of integrity and ethical values;

  •
  candidates must be committed to promoting and enhancing the long-term value of Myriad for its stockholders;

  •
  candidates must be able to represent fairly and equally all stockholders without favoring or advancing any particular stockholder or other constituency of Myriad;

  •
  candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;

  •
  candidates are expected to have sound judgment, derived from management or policy making experience that demonstrates an ability to function effectively in an oversight role;

  •
  candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to Myriad, including, governance concerns, regulatory obligations, strategic business planning, competition and basic concepts of accounting and finance; and

  •
  candidates must have, and be prepared to devote, adequate time to the Board of Directors and its committees.

        In addition, the Nominating and Governance Committee will also take into account the extent to which the candidate would fill a present need on the Board, including the extent to which a candidate meets the independence and experience standards promulgated by the Securities and Exchange Commission and by the Nasdaq Stock Market.

        A copy of the Nominating and Governance Committee's written charter is publicly available on the Investors—Corporate Governance section of our website at www.myriad.com.

        Compensation Committee Interlocks and Insider Participation.    The Compensation Committee currently has three members, Dr. Gilbert (Chairman), Dr. Langer and Dr. Stringfellow. None of our executive officers is a member of the Compensation Committee, nor do any of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Stockholder Communications to the Board

        Generally, stockholders who have questions or concerns should contact our Investor Relations department at (801) 584-3600. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Board or a designated member of the Board at 320 Wakara Way, Salt Lake City, Utah 84108.

Compensation of Directors

        We pay each non-employee director the following cash fees:

Annual retainer:	$25,000 (25% paid following each quarter of service) $10,000 additional retainer for the Chairman of the Board and Chairman of the Audit Committee (25% paid following each quarter of service)
Attendance:	$3,000 for each Board meeting $2,000 for each telephonic Board meeting $2,000 for each Committee meeting or telephonic Committee meeting

        All directors are reimbursed for their out-of pocket expenses incurred in attending meetings.

        Directors who are not our employees or an employee of any of our affiliates are entitled to receive options under our 2003 Employee, Director and Consultant Stock Option Plan (the "2003 Plan"). The 2003 Plan provides for an automatic annual grant (on the date of our annual meeting of stockholders) to each non-employee director of a non-qualified option to purchase 15,000 shares of common stock, at an exercise price equal to the fair market value of the common stock on the grant date. In addition, it is our policy to grant a non-qualified option to purchase 15,000 shares of common stock, at an exercise price equal to the fair market value of the common stock on the grant date, to each new non-employee director upon initial election to the Board. Options granted under the 2003 Plan to non-employee directors vest in three equal installments beginning on the first anniversary of the date of grant, assuming continued membership on the Board. Options to purchase a total of one hundred five thousand (105,000) shares were granted to the following non-employee directors during Fiscal 2004:

Director	Options	Date of Grant
Walter Gilbert, Ph.D.	15,000 shares	November 12, 2003
Arthur H. Hayes, Jr., M.D.	15,000 shares	November 12, 2003
Dale A. Stringfellow, Ph.D.	15,000 shares	November 12, 2003
Linda S. Wilson, Ph.D.	15,000 shares	November 12, 2003
Robert S. Attiyeh	15,000 shares	December 1, 2003
John T. Henderson, M.D.	15,000 shares	May 1, 2004
Dennis H. Langer, M.D., J.D.	15,000 shares	May 1, 2004

        Options granted during Fiscal 2004 to any named executive officers serving on the Board are reported under "Executive Compensation—Option Grants in Last Fiscal Year."

Executive Officers

        The names of, and certain information regarding our executive officers who are not also directors, are set forth below.

Name	Age	Position
Gregory C. Critchfield, M.D.	52	President, Myriad Genetic Laboratories, Inc.
Adrian N. Hobden, Ph.D.	51	President, Myriad Pharmaceuticals, Inc.
William A. Hockett III	47	Vice President of Corporate Communications
Jerry S. Lanchbury, Ph.D.	45	Senior Vice President Research
Richard M. Marsh, Esq.	46	Vice President, General Counsel and Secretary
Jay M. Moyes	50	Chief Financial Officer, Vice President of Finance
S. George Simon	43	Vice President of Business Development

        Gregory C. Critchfield, M.D., President of Myriad Genetic Laboratories, Inc., a wholly owned subsidiary of Myriad, joined us in July 1998. Dr. Critchfield previously served as Senior Vice President, Chief Medical and Scientific Officer of Quest Diagnostics (formerly Corning Clinical Laboratories). Prior to Quest Diagnostics, Dr. Critchfield was Director of Clinical Pathology for Intermountain Health Care. Dr. Critchfield received his M.D. from the University of Utah and his M.S. in Biophysical Sciences from the University of Minnesota. He is Board Certified in Clinical Pathology.

        Adrian N. Hobden, Ph.D., President of Myriad Pharmaceuticals, Inc., a wholly owned subsidiary of Myriad, joined us in October 1998. Dr. Hobden previously served as Director, Global Biotechnology Ventures with Glaxo Wellcome Inc. During Dr. Hobden's 17-year tenure with Glaxo, he held several senior management positions, including heading the Genetics, Molecular Science and Pharmacology Research Department before undertaking the directorship. Dr. Hobden received his Ph.D. from Leicester University in Microbiology/Molecular Biology and his B.A. in Biochemistry from Cambridge University.

        William A. Hockett III, Vice President of Corporate Communications, joined Myriad in September 1993, serving as Vice President of Marketing for Myriad Genetic Laboratories prior to assuming the head communications position. Over 19 years in the medical diagnostics industry, in research, sales and marketing roles, Mr. Hockett managed a diverse range of immunological products and services. He was most recently Marketing Manager for a line of over 120 products for Diagnostic Products Corporation in Los Angeles. Mr. Hockett received his B.A. in Biochemistry from the University of California, Santa Cruz.

        Jerry S. Lanchbury, Ph.D., Senior Vice President Research, joined Myriad in September 2002. Dr. Lanchbury came to us from GKT School of Medicine, King's College where he had served as Reader in Molecular Immunogenetics and Head of Molecular Immunogenetics Unit since 1997. Dr. Lanchbury earned his Ph.D. from the University of Newcastle upon Tyne and 1st Class Honours, BSc "Biology of Man & his Environment" degree from the University of Aston.

        Richard M. Marsh, Esq., Vice President, General Counsel and Secretary since joining us in November 2002, previously served as Director of Intellectual Property (2001-2002), Acting General Counsel and Secretary (2000-2001), and Director of Commercial Legal Affairs (1998-2000) for Iomega Corporation. Mr. Marsh served as a partner with the law firm of Parsons, Behle & Latimer in Salt Lake City from 1989 to 1998. Mr. Marsh received his L.L.M.-Taxation degree from Georgetown University Law Center, his J.D. degree, Magna Cum Laude, from the Thomas M. Cooley Law School, and a B.S. degree in accounting from Brigham Young University, and is a Certified Public Accountant. Mr. Marsh currently serves on the board of several not-for-profit organizations.

        Jay M. Moyes, Vice President of Finance since July 1993 and our Chief Financial Officer since June 1996, served as Vice President of Finance and Chief Financial Officer of Genmark, Inc. from

1991 through July 1993. Mr. Moyes held various positions with the accounting firm of KPMG LLP from 1979 through 1991, most recently as a Senior Manager. He holds an M.B.A. degree from the University of Utah, a B.A. degree in economics from Weber State University, and is a Certified Public Accountant.

        S. George Simon has served as Vice President of Business Development since June 2000. Mr. Simon previously served as Vice President, Corporate Development with MorphGen Pharmaceuticals, Inc., a biopharmaceutical company working in musculoskeletal tissue repair, from 1999 through 2000. Prior to his time with MorphGen, Mr. Simon was Senior Director, Corporate Development for the VivoRx group of companies, which developed biotechnology and biopharmaceutical products in oncology and cell therapy, from 1994 through 1998. Mr. Simon received his Certificate in International Business Management from the University of California, Los Angeles and his B.S. Business Administration from California State University, Long Beach.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table shows the total compensation paid or accrued during the three fiscal years ended June 30, 2004 to our Chief Executive Officer and each of our four other most highly compensated executive officers who earned more than $100,000 during Fiscal 2004.

Long Term Compensation
Annual Compensation
	Fiscal Year					Securities Underlying Options(#)	All Other Compensation(1)
Name and Principal Position		Salary		Bonus
Peter D. Meldrum President and Chief Executive Officer	2004 2003 2002	$ $ $	520,518 455,518 385,518	$ $ $	240,507 150,507 131,015	75,000 70,000 35,000	$ $ $	8,069 10,284 1,354
Gregory C. Critchfield, M.D. President, Myriad Genetic Laboratories, Inc.	2004 2003 2002	$ $ $	370,518 323,418 286,518	$ $ $	152,507 90,507 81,015	65,000 55,000 30,000	$ $ $	8,069 6,319 5,319
Adrian N. Hobden, Ph.D. President, Myriad Pharmaceuticals, Inc.	2004 2003 2002	$ $ $	370,518 323,418 270,518	$ $ $	157,507 90,507 81,015	65,000 55,000 30,000	$ $ $	6,707 6,286 5,630
Jay M. Moyes Vice President of Finance, Chief Financial Officer	2004 2003 2002	$ $ $	270,518 249,718 207,998	$ $ $	120,507 80,507 61,015	70,000 60,000 25,000	$ $ $	6,520 6,473 5,699
Mark H. Skolnick, Ph.D. Chief Scientific Officer	2004 2003 2002	$ $ $	273,170 278,781 185,187	$ $ $	105,507 90,507 66,015	65,000 60,000 25,000	$ $ $	5,873 6,127 3,346

(1)
All Other Compensation includes (i) the dollar value of premiums paid by us with respect to term life insurance for the benefit of each named executive officer and (ii) our matching contributions made under our 401(k) plan on behalf of each named executive officer. In Fiscal 2004, we paid $69.36 of term life insurance premiums for each named executive officer with the balance of All Other Compensation resulting from our matching 401(k) plan contributions.

Option Grants in Last Fiscal Year

        The following table shows grants of stock options that we made during Fiscal 2004 to each of the executive officers named in the Summary Compensation Table.

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted (#)(1)(2)	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price ($/Share)	Expiration Date
					5%	10%
Peter D. Meldrum	40,000	3.36%	$12.54	9/09/2013	$315,454	$799,421
	35,000	2.94%	$16.97	2/19/2014	$373,532	$946,603
Gregory C. Critchfield, M.D.	35,000	2.94%	$12.54	9/09/2013	$276,022	$699,494
	30,000	2.52%	$16.97	2/19/2014	$320,170	$811,374
Adrian N. Hobden, Ph.D.	35,000	2.94%	$12.54	9/09/2013	$276,022	$699,494
	30,000	2.52%	$16.97	2/19/2014	$320,170	$811,374
Jay M. Moyes	40,000	3.36%	$12.54	9/09/2013	$315,454	$799,421
	30,000	2.52%	$16.97	2/19/2014	$320,170	$811,374
Mark H. Skolnick, Ph.D.	40,000	3.36%	$12.54	9/09/2013	$315,454	$799,421
	25,000	2.10%	$16.97	2/19/2014	$266,809	$676,145

(1)
The options were granted pursuant to our 2003 Plan. Options terminate ten years after the grant date, subject to earlier termination in accordance with our 2003 Plan and the applicable option agreement. Vesting of options will accelerate upon a change in control of Myriad in accordance with the applicable option agreement. Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the closing price of the common stock on the Nasdaq Stock Market on the trading day immediately preceding the grant date.

(2)
Options granted vest 25% upon each anniversary date of the date of grant.

(3)
In accordance with the rules of the SEC, we show in these columns the potential realizable value over the term of the option (the period from the grant date to the expiration date). We calculate this assuming that the fair market value of our common stock on the date of grant appreciates at the indicated annual rate, 5% and 10% compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts are based on assumed rates of appreciation and do not represent an estimate of our future stock price. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the optionholder's continued employment with us through the option exercise period, and the date on which the option is exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table shows the number of shares covered by both exercisable and unexercisable stock options as of June 30, 2004 for each of the executive officers named in the Summary Compensation Table. There were no exercises of options to purchase our common stock by the executive officers named in the Summary Compensation Table during Fiscal 2004.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of the Unexercised In-The-Money Options at Fiscal Year-End(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter D. Meldrum	206,876	178,750	$471,043	$204,925
Gregory C. Critchfield, M.D.	206,278	148,500	$844,662	$161,675
Adrian N. Hobden, Ph.D.(2)	316,798	147,250	$1,948,841	$161,675
Jay M. Moyes	199,249	148,250	$601,104	$204,925
Mark H. Skolnick, Ph.D.	341,750	138,250	$1,108,685	$204,925

(1)
The value of unexercised "in-the-money" options at fiscal year end assumes a fair market value for our common stock of $14.92, the closing sale price per share of our common stock as reported by The Nasdaq Stock Market on June 30, 2004, less the per share exercise price.

(2)
Does not include options to purchase 157 shares of the common stock of our wholly-owned subsidiary, Myriad Pharmaceuticals, Inc. These options were granted simultaneously with options granted pursuant to our 2002 Amended and Restated Stock Option Plan (the "2002 Plan"). If Dr. Hobden exercises the options granted under the 2002 Plan in whole or in part, a pro-rata number of the corresponding Myriad Pharmaceuticals, Inc. options will terminate. If Dr. Hobden exercises the Myriad Pharmaceuticals, Inc. options, in whole or in part, all of the outstanding corresponding options granted under the 2002 Plan will terminate as of the date of such exercise.

Equity Compensation Plan Information

        As of June 30, 2004, our equity compensation plans had the following options outstanding or available for issuance.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	5,933,252	$27.28	1,023,799
Equity compensation plans not approved by security holders	0	0.00	0

Total	5,933,252	$27.28	1,023,799

(1)
Includes our 2003 Employee, Director and Consultant Stock Option Plan (the "2003 Plan") and our Employee Stock Purchase Plan. Does not include the additional 1,400,000 shares under the 2003 Plan or the 200,000 shares under our Employee Stock Purchase Plan that would be available for issuance if proposals 2 and 3 are approved at the Annual Meeting.

Employment Contracts, Termination of Employment and Change in Control Arrangements

        We entered into employment agreements with no defined term with Mr. Meldrum, Dr. Critchfield, Mr. Moyes and Dr. Skolnick in May 1993, July 1998, July 1993, and January 1994, respectively. Pursuant to each of these agreements, either party may terminate employment without cause at any time upon 15 days written notice to the other party or immediately with cause upon written notice to the other party. Each employment agreement also provides that the employee will not disclose confidential information of ours during and after employment and will not compete with us during the term of employment.

        We entered into an employment agreement with no defined term with Dr. Hobden in October 1998. Pursuant to the agreement, either party may terminate employment with or without cause, provided that Dr. Hobden must provide us with 30 days written notice. If we terminate Dr. Hobden without cause or if Dr. Hobden terminates his employment as a result of a reduction of his responsibilities after a change in control of Myriad, then we must pay Dr. Hobden's salary for 12 months following termination. The employment agreement also provides that Dr. Hobden will not disclose any of our confidential information during and after employment and will not compete with us during the term of employment.

        In the event of a change in control of Myriad (as defined in our stock option plans), at the discretion of the Board of Directors, outstanding unvested options, including options held by Messrs. Meldrum and Moyes and Drs. Critchfield, Hobden, and Skolnick granted prior to the 2003 Plan may become immediately vested, unless provision is made for the continuation of such options pursuant to the applicable provisions of the stock option plans. Option agreements for options granted pursuant to the 2003 Plan allow for accelerated vesting of any outstanding unvested options in the event of a change in control, including options held by our named executives. As of September 1, 2004, the following number of options had been granted to our named executives under the 2003 Plan and were outstanding and unvested: Mr. Meldrum—35,000, Mr. Moyes, Dr. Critchfield, and Dr. Hobden—30,000 each, and Dr. Skolnick—25,000.

Performance Graph

        The following graph compares the annual percentage change in our cumulative total stockholder return on our common stock during a period commencing on June 30, 1999 and ending on June 30, 2004 (as measured by dividing (A) the difference between our share price at the end and the beginning of the measurement period; by (B) our share price at the beginning of the measurement period) with the cumulative total return of The Nasdaq Stock Market and the Nasdaq Health Services Stock Index during such period. It should be noted that we have not paid any dividends on our common stock, and we do not include dividends in the representation of our performance. The stock price performance on the graph below is not necessarily indicative of future price performance.

	6/30/99	6/30/00	6/29/01	6/28/02	6/30/03	6/30/04
Myriad Genetics, Inc.	$100.00	$1,645.31	$1,407.11	$452.00	$299.78	$331.56
Nasdaq Stock Index (U.S.)	$100.00	$147.83	$80.27	$54.68	$60.71	$76.53
Nasdaq Health Services Stocks	$100.00	$77.18	$110.14	$108.15	$113.86	$169.05

        Information used on the graph was obtained from the CRSP Total Return Indexes, a source believed to be reliable, but we are not responsible for any errors or omissions in such information.

REPORT OF COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

Overview

        This report is submitted by the Compensation Committee, which is composed entirely of independent directors. The Compensation Committee, which consists of Dr. Gilbert, Dr. Langer and Dr. Stringfellow, is responsible for establishing and administering our executive compensation policies. This report addresses the compensation policies for fiscal year 2004 as they affected Mr. Meldrum, in his capacity as our President and Chief Executive Officer, and our other executive officers.

General Compensation Policy

        The objectives of our executive compensation program are to:

  •
  Provide a competitive compensation package that will attract and retain superior talent and reward performance.

  •
  Support the achievement of desired Company performance.

  •
  Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of common stock, thereby encouraging the achievement of superior results over an extended period.

Executive Officer Compensation Program

        Our executive officer compensation program is comprised of: (i) base salary, which is set on an annual basis; (ii) annual incentive bonuses, which are based on the achievement of predetermined objectives; and (iii) long-term incentive compensation in the form of periodic stock option grants, with the objective of aligning the executive officers' long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period.

        The Compensation Committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation packages as compared with companies who compete with us to attract and retain employees.

        In considering compensation of our executives, one of the factors the Compensation Committee takes into account is the anticipated tax treatment to us of various components of compensation. We do not believe Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally disallows a tax deduction for certain compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above, will have an effect on us. The Compensation Committee has considered the requirements of Section 162(m) of the Code and its related regulations. It is the Compensation Committee's present policy to take reasonable measures to preserve the full deductibility of substantially all executive compensation, to the extent consistent with its other compensation objectives.

Base Salary

        The Compensation Committee reviews base salary levels for our executive officers on an annual basis. Base salaries are set competitively relative to companies in the biotechnology industry and other comparable companies. In determining salaries, the Compensation Committee also takes into consideration individual experience and performance. The Compensation Committee seeks to compare the salaries paid by companies similar in size and stage of development to Myriad. Within this comparison group, we seek to make comparisons to executives at a comparable level of experience, who have a comparable level of responsibility and expected level of contribution to their company. In setting base salaries, the Compensation Committee also takes into account the intense level of competition among biotechnology companies to attract talented personnel.

Annual Incentive Bonuses

        We, along with each executive officer, establish goals related specifically to that officer's areas of responsibility. The Compensation Committee determines the amount of each executive's bonus based on a subjective assessment by the Compensation Committee of the officer's progress toward achieving the established goals. Bonuses are awarded on an annual basis.

Long-term Incentive Compensation

        Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of our common stock. The Compensation Committee believes that stock option participation aligns executive officers' interests with those of the stockholders. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. Awards are made at a level calculated to be competitive within the biotechnology industry as well as a broader group of companies of comparable size and complexity. In determining the amount of each grant, the Compensation Committee takes into account the number of shares held by the executive prior to the grant.

Chief Executive Officer Compensation

        Mr. Meldrum was appointed to the position of President and Chief Executive Officer in November 1991. In May 1993, Mr. Meldrum entered into our standard Employment Agreement as required of all our employees. Under this agreement, as of June 30, 2004, Mr. Meldrum received an annual base salary of $520,518. This is consistent with the range of salary levels received by his counterparts in companies in the biotechnology industry and other comparable companies. The Compensation Committee believes Mr. Meldrum has managed Myriad well in a challenging business climate and has continued to move it towards its long-term objectives. Consistent with this assessment, Mr. Meldrum was awarded a bonus of $240,507 for Fiscal 2004.

        We granted stock options to Mr. Meldrum to purchase 35,000 shares at a weighted average exercise price of $35.76 in fiscal 2002, 70,000 shares at a weighted average exercise price of $17.65 in fiscal 2003 and 75,000 shares at a weighted average exercise price of $14.61 in fiscal 2004. All such options had an exercise price equal to the fair market value of our common stock as of the date of grant. This option package is designed to align the interests of Mr. Meldrum with those of our stockholders with respect to short-term operating results and long term increases in the price of our stock. The grant of these options is consistent with the goals of our stock option program as a whole.

THE COMPENSATION COMMITTEE:
Walter Gilbert, Ph.D., Chairman Dennis H. Langer, M.D., J.D. Dale A. Stringfellow, Ph.D.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee of the Board of Directors has three members, Mr. Attiyeh (Chairman), Dr. Gilbert and Dr. Stringfellow. Each of the members of the Audit Committee are independent directors who meet the independence and experience requirements of the Nasdaq Stock Market and the independence requirements of the Securities and Exchange Commission. The Audit Committee has furnished the following report:

        The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. This committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of our independent auditors. In fulfilling its responsibilities for the financial statements for Fiscal 2004, the Audit Committee took the following actions:

  •
  Reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2004 with management and KPMG LLP, our independent auditors;

  •
  Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

  •
  Received written disclosures and the letter from KPMG LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with KPMG LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

        Based on the Audit Committee's review of the audited financial statements and discussions with management and KPMG LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2004 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
Robert S. Attiyeh, Chairman Walter Gilbert, Ph.D. Dale A. Stringfellow, Ph.D.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis. An Annual Statement of Beneficial Ownership on Form 5 is not required to be filed if there are no previously unreported transactions or holdings to report. Nevertheless, we are required to disclose the names of directors, officers and 10% stockholders who did not file a Form 5 unless we have obtained a written statement that no filing is required or if we otherwise know that no Form 5 is required. For the fiscal year ended June 30, 2004, we received either a written statement from our directors, officers and 10% stockholders or know from other means that no Form 5's were filed or were required to be filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In April 2001, we announced the formation of Prolexys Pharmaceuticals, Inc. (formerly known as Myriad Proteomics, Inc.), a venture of which we own 49 percent, with Hitachi, Ltd., Oracle Corporation and Peter Friedli Corporate Finance AG. We received payments from Prolexys of $1,606,348 in fiscal 2004, $1,980,883 in fiscal 2003, and $6,253,394 in fiscal 2002 for the provision of administrative and research services under an Administrative Services Agreement and a Scientific Research Services Agreement entered into in connection with the formation of the venture. The following officers and directors have relationships with Prolexys: (1) Mr. Meldrum, our President and Chief Executive Officer and a Director, served in the same capacities with Prolexys until his resignation as President and Chief Executive Officer of Prolexys on May 30, 2003; (2) Dr. Gilbert, a Director, serves as the Chairman of the Board of Directors of Prolexys and beneficially owns less than 1% of Prolexys' stock. Dr. Gilbert receives a retainer of $60,000 per year from Prolexys for his services as Chairman of the Board; (3) Dr. Skolnick, our Chief Scientific Officer and Director, serves as a Director of Prolexys. Mr. Meldrum and Dr. Skolnick do not receive compensation for their service with Prolexys. We reimburse each of these individuals for ordinary business expenses incurred during their service with Prolexys.

        Our Audit Committee reviews and approves in advance all related-party transactions.

CORPORATE CODE OF CONDUCT AND ETHICS

        We have adopted a Corporate Code of Conduct and Ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. A copy of the Corporate Code of Conduct and Ethics is publicly available on the Investors-Corporate Governance section of our website at www.myriad.com. Disclosure regarding any amendments to, or waivers from, provisions of our Corporate Code of Conduct and Ethics will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is permitted by the rules of Nasdaq.

        To the extent this proxy statement has been or will be specifically incorporated by reference into any filing by Myriad under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this proxy statement entitled "Report of the Compensation Committee on Executive Compensation," "Report of the Audit Committee of the Board of Directors" and "Executive Compensation-Performance Graph" shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

ELECTION OF DIRECTORS

(Notice Item 1)

        The Board of Directors currently consists of nine members, classified into three classes as follows: Robert S. Attiyeh, John T. Henderson, M.D., and Dale A Stringfellow, Ph.D. constitute a class with a term ending in 2006 (the "Class I directors"); Peter D. Meldrum, Mark H. Skolnick, Ph.D., and Linda S. Wilson, Ph.D. constitute a class with a term which expires at the upcoming Annual Meeting (the "Class II directors"); and Walter Gilbert, Ph.D., Arthur H. Hayes, Jr., M.D., and Dennis H. Langer, M.D., J.D. constitute a class with a term ending in 2005 (the "Class III directors"). At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

        On September 8, 2004, the Board of Directors voted to nominate Peter D. Meldrum, Mark H. Skolnick, Ph.D., and Linda S. Wilson, Ph.D. for election at the Annual Meeting for a term of three years, to serve until the 2007 Annual Meeting of Stockholders, and until their successors have been elected and qualified. Unless authority to vote for any of these nominees is withheld, the shares represented by a validly executed proxy will be voted FOR the election as directors of Mr. Meldrum, Dr. Skolnick and Dr. Wilson. In the event that any nominee should become unable or unwilling to serve, the shares represented by a validly executed proxy will be voted for the election of such other person as the Board of Directors may recommend in his/her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

        A plurality of the shares voted affirmatively or negatively at the Annual Meeting is required to elect each nominee as a director.

        THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF PETER D. MELDRUM, DR. MARK H. SKOLNICK, AND DR. LINDA S. WILSON AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INCREASE IN THE AGGREGATE NUMBER OF SHARES FOR WHICH STOCK OPTIONS MAY BE GRANTED UNDER OUR 2003 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN

(Notice Item 2)

General

        The Myriad Genetics, Inc. 2003 Employee, Director and Consultant Stock Option Plan (the "2003 Plan") was approved by our Board of Directors and stockholders in 2003. As of September 1, 2004, a total of 1,609,866 shares of common stock plus such additional shares as are represented by options previously granted under our 2002 Amended and Restated Stock Option Plan (the "2002 Plan") which are cancelled or expire in the future are reserved for issuance under the 2003 Plan. As of September 1, 2004, options to purchase 668,775 shares of common stock are outstanding under the 2003 Plan. No shares have been issued upon the exercise of options granted under the 2003 Plan and 941,091 shares remain available for issuance. As of September 1, 2004, options to purchase 5,225,506 shares of common stock are outstanding under the 2002 Plan. By its terms, the 2003 Plan may be amended by the Board of Directors, provided that any amendment which the Board of Directors determines requires stockholder approval is subject to receiving such stockholder approval. On September 8, 2004, the Board of Directors voted to approve an amendment to the 2003 Plan to increase the aggregate number of shares of common stock which may be offered under the Plan by an additional 1,400,000 shares. This amendment is being submitted for your approval to ensure continued qualification of the 2003 Plan under the rules of the Nasdaq Stock Market and in order to receive favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Internal Revenue Code.

Material Features of the 2003 Plan

        The following paragraphs provide a summary of the principal features of our 2003 Plan and its operation.

        The purpose of the 2003 Plan is to attract, retain and motivate employees, directors and consultants through the issuance of stock options and to encourage ownership of shares of common stock by our employees, directors and consultants. The 2003 Plan is administered by our Compensation Committee. Subject to the provisions of the 2003 Plan, the Compensation Committee determines the persons to whom options will be granted, the number of shares to be covered by each option and the terms and conditions upon which an option may be granted. The Compensation Committee may delegate part of its authority and powers under the 2003 Plan to one or more of our directors and/or officers, but only the Compensation Committee can make awards to participants who are directors or executive officers of Myriad. All employees, directors and consultants of Myriad and its affiliates are eligible to participate in the 2003 Plan. As of September 1, 2004, we had 518 full-time equivalent employees.

        Options granted under the 2003 Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Code, or (ii) non-qualified stock options. Incentive stock options may be granted under the 2003 Plan to employees of Myriad and its affiliates. Non-qualified stock options may be granted to consultants, directors and employees of Myriad and its affiliates. No participant may be granted, during any fiscal year, options to purchase more than 1,000,000 shares of common stock. The 2003 Plan also provides for the automatic grant annually of 15,000 non-qualified options to each of our non-employee directors. However, non-employee directors nominated pursuant to a contractual obligation are not entitled to such automatic grants. The automatic grant, which will be issued on the date of each annual stockholders' meeting, has a ten year exercise life, will have an exercise price equal to the fair market value of our common stock on the date of grant and vests one-third (1/3) per year, assuming continued membership on the Board. In addition, the option will become fully exercisable upon a change of control of Myriad or the death of the director.

        The aggregate fair market value (determined at the time of grant) of shares issuable to a participant pursuant to incentive stock options which become exercisable in any calendar year under any incentive stock option plan of Myriad may not exceed $100,000. Incentive stock options granted under the 2003 Plan may not be granted at a price less than the fair market value of our common stock on the date of grant, or 110% of fair market value in the case of employees holding 10% or more of our voting stock. Non-qualified stock options granted under the 2003 Plan may not be granted at an exercise price less than 85% of the fair market value per share of our common stock. An option granted under the 2003 Plan is exercisable, during the option holder's lifetime, only by the option holder and is not transferable by him or her except (i) by will or by the laws of descent and distribution, or (ii) as otherwise determined by the Administrator and set forth in the applicable option agreement.

        An option granted under the 2003 Plan cannot generally be exercised until it becomes vested. Except as set forth above for automatic director grants, the Compensation Committee establishes the vesting schedule of each option at the time of grant. Options become exercisable at the times and on the terms established by the Compensation Committee. Options granted under the 2003 Plan expire at the times established by the Compensation Committee, but not later than 10 years after the grant date. However, incentive stock options granted under the 2003 Plan may not expire more than five years from the date of grant in the case of incentive stock options granted to an employee holding 10% or more of our voting stock.

        In granting any non-qualified stock option, the Compensation Committee may specify that such non-qualified stock option shall be subject to such termination or cancellation provisions as the Compensation Committee shall determine. Options granted under the 2003 Plan are generally exercisable after the termination of the option holder's employment with us (other than by reason of death, disability or termination for cause as defined in the 2003 Plan) to the extent exercisable on the date of such termination, at any time prior to the earlier of the option's specified expiration date or three months after such termination for incentive stock options and for non-qualified options, for the remainder of the life of the option. Generally, in the event of the option holder's death, all incentive stock options and non-qualified stock options immediately vest and may be exercised by the option holder's survivors at any time until the option's specified expiration date. In the event of the option holder's disability, incentive stock options and non-qualified stock options generally may be exercised, to the extent exercisable on the date of disability (plus a pro rata portion of the option if the option vests periodically), by the option holder at any time prior to the earlier of the option's specified expiration date or one year from the date of the option holder's disability for incentive stock options and for non-qualified stock options until the option's specified expiration date. In the event of the option holder's termination for cause, all outstanding and unexercised options are forfeited.

        If the shares of our common stock shall be subdivided or combined into a greater or smaller number of shares or if we shall issue any shares of common stock as a stock dividend on our outstanding common stock, the number of shares of common stock deliverable upon the exercise of an option granted under the 2003 Plan shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend. If we were to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of our assets or otherwise (an "Acquisition"), the Board of Directors or the board of directors of any entity assuming our obligations under the 2003 Plan (the "Successor Board"), shall, as to outstanding options under the 2003 Plan either (i) make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of common stock in connection with the Acquisition or securities of the successor or acquiring entity; or (ii) upon written notice to the participants, provide that all options must be exercised (either to the extent then exercisable or, at the discretion of the Compensation Committee, all options being made fully exercisable for purposes of such transaction) within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to each such option (either to the extent then exercisable or, at the discretion of the Compensation Committee, all options being made fully exercisable for purposes of such transaction) over the exercise price thereof. In the event of a recapitalization or reorganization of Myriad (other than an Acquisition) pursuant to which securities of Myriad or of another corporation are issued with respect to the outstanding shares of common stock, an option holder upon exercising an option under the 2003 Plan, shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such option prior to such recapitalization or reorganization.

        The 2003 Plan may be amended by our stockholders. The 2003 Plan may also be amended by the Board of Directors, provided that any amendment approved by the Board of Directors which is of a scope that requires stockholder approval as required by the rules of the Nasdaq Stock Market, in order to ensure favorable federal income tax treatment for any incentive stock options under Code Section 422, or for any other reason is subject to obtaining such stockholder approval.

        As of September 1, 2004, an aggregate of 668,775 shares were issuable upon the exercise of options outstanding under the 2003 Plan. On September 1, 2004, the closing market price per share of our common stock was $16.38, as reported by the Nasdaq National Market.

Federal Income Tax Considerations

        The following is a description of certain United States federal income tax consequences of the issuance and exercise of options under our 2003 Plan:

        Stock options granted under the 2003 Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

        Incentive Stock Options.    No taxable income is recognized by the option holder at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the difference between the fair market value of the shares on the date of exercise and the exercise price will be an item of tax preference includible in "alternative minimum taxable income." The option holder will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the option holder has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

        Upon a qualifying disposition of the shares, the option holder will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for those shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date (or the amount realized on a disqualifying sale, if less) over the exercise price paid for those shares will be taxable as ordinary income to the option holder; any additional gain or loss recognized upon the disposition will be taxable as a capital gain or loss.

        Non-Statutory Options.    No taxable income is recognized by an option holder upon the grant of a non-statutory option. The option holder will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the option holder will be required to satisfy the tax withholding requirements applicable to such income.

        An option holder's initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

        We will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the option holder with respect to the exercise of a non-statutory option or the disqualifying disposition of an incentive stock option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the option holder.

        The affirmative vote of a majority of the shares voted affirmatively or negatively for the proposal at the Annual Meeting is required to approve the increase in the aggregate number of shares of common stock available under the 2003 Plan.

        THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ADOPTION OF AN AMENDMENT TO THE 2003 PLAN TO INCREASE BY 1,400,000 SHARES THE AGGREGATE NUMBER OF SHARES FOR WHICH STOCK OPTIONS MAY BE GRANTED UNDER THE PLAN. PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE AMENDMENT UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INCREASE IN THE AGGREGATE NUMBER OF SHARES FOR WHICH
STOCK MAY BE ISSUED PURSUANT TO OUR
EMPLOYEE STOCK PURCHASE PLAN

(Notice Item 3)

General

        The Myriad Genetics, Inc. Employee Stock Purchase Plan was approved by our Board of Directors and stockholders in 1994. An amendment to the Plan was approved in 1995. A total of 400,000 share of common stock were reserved for issuance under the Plan. The Plan may be amended by the Board of Directors, provided that any amendment which the Board of Directors determines requires stockholder approval is subject to receiving such stockholder approval. On September 8, 2004, the Board of Directors voted to approve an amendment to the Plan to increase the aggregate number of shares of common stock which may be offered under the Plan by 200,000 shares. As of September 1, 2004 of the 400,000 shares initially reserved for issuance, 309,266 shares have been purchased by employees. This amendment is being submitted for your approval to ensure continued qualification of the Plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

Material Features of the Plan

        The following paragraphs provide a summary of the principal features of the Plan and its operation.

        Generally, all employees that work 20 hours or more per week and more than five months in a calendar year, who have been continuously employed by us for at least the three months immediately prior to any offering period, are eligible to participate. However, any employee who would own more than five percent of the total combined voting power of our stock immediately after a grant under the Plan is not eligible to participate and no participant may purchase more than $25,000 of our common stock in any one calendar year.

        The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code.

        The Plan is implemented by a series of consecutive six-month offering periods with a new offering period starting on June 1 and December 1 of each year. We will deduct up to 10% of each participating employee's pay per year, beginning on the first day of each designated offering period. On the first day of each offering period, each participating employee will be granted an option to purchase shares of our common stock. Unless a participating employee withdraws from the Plan prior to the end of the offering period, on the last day of the offering period, the option will be automatically exercised for the purchase of a number of shares of our common stock determined by dividing the participating employee's contributions during the offering period by the lesser of (1) 85% of the fair market value of our common stock on the first day of the offering period, or (2) 85% of the fair market value of our common stock on the last day of the offering period. Participating employees may end their participation at any time during an offering period, at which time they will receive all amounts deducted pursuant to the Plan for that offering period. Participation in the Plan ends automatically upon termination of employment.

        The Board of Directors may amend or terminate the Plan at any time and in any respect without stockholder approval unless stockholder approval is required by law. The Plan will continue in effect for a term of twenty years from the date of its adoption by the Board of Directors in 1994, subject to the right of the Board of Directors to terminate the Plan at any earlier time. In the event we are acquired, each option under the Plan may be assumed or substituted with an equivalent option by the successor corporation.

Certain Federal Income Tax Consequences

        Set forth below is a discussion of certain U.S. federal income tax consequences with respect to awards that may be granted pursuant to the Plan. The following discussion is a brief summary only, and reference is made to the Internal Revenue Code and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences of participation in the Plan.

        The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. In general, a participant will not recognize U.S. taxable income upon enrolling in the Plan or upon purchasing shares of our common stock under the Plan. Instead, if a participant sells common stock acquired under the Plan for an amount that exceeds the Employee Share Price, then the participant will recognize taxable income in an amount equal to the excess of the sale price of the common stock over the Employee Share Price, partially as ordinary income and partially as capital gain, depending upon the date of the sale. If the participant sells the common stock more than one year after acquiring it and more than two years after the beginning of the applicable offering period, and the sale price of the common stock is higher than the Employee Share Price, then the participant will recognize ordinary income in an amount equal to the lesser of (i) 15% of the fair market value of our common stock at the beginning of the offering period; and (ii) the excess of the sale price of the common stock over the Employee Share Price. The balance of the income will be treated as long-term capital gain. If the sale price of the common stock is less than the Employee Share Price, then the participant will recognize long-term capital loss in an amount equal to the excess of the Employee Share Price over the sale price of the common stock.

        If the participant sells the common stock within one year after acquiring it or within two years after the beginning of the applicable offering period (a "Disqualifying Disposition"), then the participant will recognize as ordinary compensation income an amount equal to the excess of the fair market value of our common stock on the date that it was purchased over the Employee Share Price plus either (i) capital gain in an amount equal to the excess of the sale price of the common stock over the fair market value of our common stock on the date that it was purchased, or (ii) capital loss in an amount equal to the excess of the fair market value of our common stock on the date that it was purchased over the sale price of the common stock. This capital gain or loss will be a long-term capital gain or loss if the participant held the common stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant held the common stock for a shorter period.

        The offerings of our common stock under the Plan will have no tax consequences to us. Moreover, in general, neither the purchase nor the sale of our common stock acquired under the Plan will have any federal income tax consequences to us except that we will be entitled to a compensation deduction with respect to any ordinary compensation income recognized by a participant upon making a Disqualifying Disposition. Any such deduction will be subject to the limitations on deductions for certain employee remuneration contained in Section 162(m) of the Code.

        As of September 1, 2004, a total of 226 employees were participating in the Plan including Messrs. Meldrum, Hockett, Marsh, and Moyes and Drs. Critchfield, Hobden, and Skolnick. However, it is not possible to determine the benefits that these employees will receive.

        The affirmative vote of a majority of the shares voted affirmatively or negatively for the proposal at the Annual Meeting is required to approve the increase in the aggregate number of shares of common stock available under the Plan.

        THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ADOPTION OF AN AMENDMENT TO THE PLAN TO INCREASE BY 200,000 SHARES THE AGGREGATE NUMBER OF SHARES FOR WHICH STOCK MAY BE ISSUED UNDER THE PLAN. PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE AMENDMENT UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INDEPENDENT PUBLIC ACCOUNTANTS

(Notice Item 4)

        The Audit Committee has appointed KPMG LLP, independent public accountants, to audit our financial statements for the fiscal year ending June 30, 2005. The Board proposes that the stockholders ratify this appointment, although such ratification is not required under Delaware law or our Restated Certificate of Incorporation, as amended, or Restated By-Laws. KPMG LLP audited our financial statements for the fiscal year ended June 30, 2004. We expect that representatives of KPMG LLP will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

        The following is a summary of the fees charged to us by KPMG LLP for services rendered during the last two fiscal years:

Type of Fee	Fiscal Year Ended 6/30/04	Fiscal Year Ended 6/30/03
Audit Fees	$78,000	$73,000
Audit Related Fees	$36,400	$50,460
Tax Fees	$29,798	$31,368
All Other Fees	$0	$0

Total	$144,198	$154,828

        Audit Fees—Fees for the audit of our annual financial statements included in our report on Form 10-K and reviews of our quarterly financial statements included in our reports on Form 10-Q.

        Audit Related Fees—Fees for other audit related services including other SEC filings, comfort letters and consents.

        Tax Fees—Fees for preparation and review of tax returns and tax consultations.

        All Other Fees—We did not engage KPMG LLP to perform any other services other than those listed separately above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

        Prior to engagement of the independent auditor, engagement letters describing the scope of service and the anticipated fees are negotiated and approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

        The affirmative vote of a majority of the shares voted affirmatively or negatively at the Annual Meeting is required to ratify the appointment of the independent public accountants.

        If our stockholders ratify the selection of KPMG LLP, the Audit Committee may still, in its discretion, decide to appoint a different independent public accounting firm at any time during the Fiscal 2005, if it concludes that such a change would be in the best interests of Myriad and our stockholders. If our stockholders fail to ratify the selection, the Audit Committee will reconsider, but not necessarily rescind, the appointment.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

OTHER MATTERS

        The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

        To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2005 (the "2005 Meeting"), we must receive stockholder proposals no later than June 15, 2005. To be considered for presentation at the 2005 Meeting, although not included in the proxy statement, proposals (including nominations) must be received no earlier than August 13, 2005 and no later than September 12, 2005. Notwithstanding the foregoing, in the event that the number of directors is to be increased at the 2005 Meeting and we do not issue a public announcement naming the nominees and specifying the size of the increase by September 2, 2005, to be considered for presentation at the 2005 Meeting, although not included in the proxy statement, nominations must be received not later than the tenth day following the day on which such public announcement is made. Proposals not received in a timely manner will not be voted on at the Annual Meeting. If a proposal is received in a timely manner, the proxies that management solicits for the 2005 Meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the Securities and Exchange Commission. All stockholder proposals must also comply with our Restated By-Laws, a copy of which is available by contacting our Secretary. All stockholder proposals should be marked for the attention of: Secretary, Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108.

        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By order of the Board of Directors:

Richard M. Marsh Secretary
Salt Lake City, Utah October 13, 2004

        OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2004 (OTHER THAN EXHIBITS THERETO) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE ON THE INTERNET AT WWW.MYRIAD.COM AND IS AVAILABLE IN PAPER FORM TO BENEFICIAL OWNERS OF OUR COMMON STOCK WITHOUT CHARGE UPON WRITTEN REQUEST TO: RICHARD M. MARSH, SECRETARY, MYRIAD GENETICS, INC., 320 WAKARA WAY, SALT LAKE CITY, UTAH 84108 (801-584-3600).

APPENDIX A

MYRIAD GENETICS, INC.

THIS PROXY IS BEING SOLICITED BY MYRIAD GENETICS, INC.'S
BOARD OF DIRECTORS

        The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated October 13, 2004 in connection with the Annual Meeting to be held at 9:00 a.m., MST, on Thursday, November 11, 2004 at the offices of Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108 and hereby appoints Peter D. Meldrum and Jay M. Moyes, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of MYRIAD GENETICS, INC. registered in the name provided herein which the undersigned is entitled to vote at the 2004 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

SEE REVERSE SIDE FOR ALL PROPOSALS. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes. Please mark, date and return this card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

(SEE REVERSE SIDE)

Electronic Distribution

If you would like to receive future Myriad Genetics, Inc. proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

Please Detach and Mail in the Envelope Provided

☒	Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

1.
Election of three Class II Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate) for a three-year term.

Nominees:    Peter D. Meldrum, Mark H. Skolnick, Ph.D., and Linda S. Wilson, Ph.D.

FOR ☐	WITHHELD ☐
☐

For all nominees except as noted above.
2.
Proposal to amend the 2003 Employee, Director and Consultant Stock Option Plan to increase the number of shares of common stock available for issuance thereunder by 1,400,000 shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.
Proposal to amend the Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance thereunder by 200,000 shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐
4.
Proposal to ratify the appointment of KPMG LLP as the Company's independent public accountants for the fiscal year ending June 30, 2005.

FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

This Proxy when executed will be voted in the manner directed herein. If no direction is made this proxy will be voted FOR Proposals 1, 2, 3 and 4.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature:	Date:

Signature:	Date:

NOTE:    Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

QuickLinks

MYRIAD GENETICS, INC. NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT
EXECUTIVE COMPENSATION
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
CORPORATE CODE OF CONDUCT AND ETHICS
ELECTION OF DIRECTORS
INCREASE IN THE AGGREGATE NUMBER OF SHARES FOR WHICH STOCK OPTIONS MAY BE GRANTED UNDER OUR 2003 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN
INCREASE IN THE AGGREGATE NUMBER OF SHARES FOR WHICH STOCK MAY BE ISSUED PURSUANT TO OUR EMPLOYEE STOCK PURCHASE PLAN
INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR